Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661F/
303.861.4023

NEWS RELEASE_______________________________________________

To Be Released at 5:30 A.M. MDT

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary 303.837.1661 or patm@whiting.com Heather Duncan, Director of Investor Relations 303.837.1661 or heatherd@whiting.com

Whiting Petroleum’s First Quarter Net Income Rises 171%;
Company Benefits from Higher Production Rates;
Reduces Long-Term Debt 21%; Discretionary Cash Flow Up 24%

DENVER – April 26, 2004 – (PR Newswire) – Whiting Petroleum Corporation (NYSE:WLL) today reported net income of $9.6 million, or $0.51 per basic and diluted share, for the three months ended March 31, 2004. This compares favorably to 2003‘s first quarter net income of $3.6 million, or $0.19 per basic and diluted share.

Revenues, Production and Commodity Prices

Total revenues for the three months ended March 31, 2004, were $46.7 million, an increase of 9% when compared to the $42.8 million recorded during the same period last year. Production in the first quarter was 9.4 billion cubic feet equivalent (Bcfe), of which 59% was natural gas. For the corresponding 2003 period, Whiting produced 9.2 Bcfe, of which 58% was natural gas. The increased production level in the first quarter extends into the fifth year a trend of consecutive years in which Whiting realized growth in daily volumes. Whiting exited the first quarter producing approximately 103.5 million cubic feet equivalent (MMcfe) per day. Approximately 83% of Whiting’s 2004 drilling program is scheduled for expenditure in April through December of 2004. The Company estimates that its 2004 drilling operations will increase 2004 production over 2003 production by approximately 10%.

Prices realized for Whiting’s crude oil and natural gas production were down 6% quarter-over-quarter before consideration of hedging activity. Realized crude oil prices in the first quarter of 2004 were $30.86 per barrel, 2% higher than the $30.17 per barrel received in the same period of 2003. First quarter 2004 natural gas prices were down 11% to $5.00 per thousand cubic feet (Mcf). After consideration of hedging transactions, the average price received for oil and gas sales increased 7% to $4.95 per Mcfe. See Appendix A for a summary of Whiting’s outstanding crude oil and natural gas hedges.

Noteworthy events and results for 2004‘s first quarter included:

•	Whiting Petroleum reached agreement to merge with Equity Oil Company (Equity) in a stock-for-stock merger valued at approximately $76.24 million, which includes the assumption of $29 million of debt. At the time the merger is closed, Equity shareholders will receive 0.185 shares of Whiting stock for every common share of Equity stock they own. The Equity shareholders are expected to vote on the merger in the second quarter of 2004.

•	Whiting reduced long-term debt by $40 million on February 17, 2004. The Company used cash on hand and cash flows from operations to bring its ratio of long-term debt ($148 million) to total book capitalization ($419 million) to 35% at March 31, 2004. The Company’s bank borrowing base is $210 million; $145 million is outstanding at quarter’s end.

•	Whiting’s daily production rate reached 103.5 MMcfe, a new Company record. From its 2004 drilling plans the Company anticipates that its 2004 daily production will average 112 MMcfe per day. Any acquisitions made by Whiting in 2004 would be expected to add to this anticipated growth rate.

•	During the quarter, Whiting generated discretionary cash flow of $27.7 million. A reconciliation of net income to discretionary cash flow is attached as Appendix B. Discretionary cash flow is a calculation often used by oil and gas companies and investors in oil and gas companies with upstream operations. The calculation is not intended to replace basic calculations derived from the Company’s consolidated financial statements which adhere to Generally Accepted Accounting Principles (GAAP).

•	Whiting spent $11.9 million on exploration and development activities. A total of 39 gross (9.1 net) wells were drilled and eight gross (7.5 net) wells were recompleted. An additional 24 gross (11.1 net) wells have been approved and are in the process of being prepared for drilling. The Company estimates second quarter development and exploration spending will approximate $19 million.

Management’s Comments

Whiting’s Chairman, President and Chief Executive Officer, James J. Volker, outlined the Company’s 2004 goals to close the Equity Oil transaction, continue to increase production volumes through the execution of the Company’s 2004 drilling plans and report strong operating and financial results.

“It is our strategy to grow Whiting through timely acquisitions and the drill bit. Now as an independent public company we will make every effort to keep our daily productive capacity from being constrained by lack of opportunities. I believe Whiting is strategically positioned to execute its strategy because we are an aggregator of properties and open to new ideas like the acquisition of Equity Oil,” Volker said. “At January 1, 2004, in our three core areas alone, we had 171 locations with 110 Bcfe of unrisked proved undeveloped reserves net to Whiting. These properties have a net present value discounted at 10% at January 1, 2004 of just over $218 million. When we set new benchmarks for reserves and production in 2003 we did not rest on our laurels. We intend to grow the Company on an absolute and per share basis. Whiting receives a tremendous benefit from the strong commodity market, while at the same time, we possess the capacity to increase production through drilling and acquisitions thereby generating our objective of strong operating and financial results.”

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2004	2003
Selected operating statistics
Production
Natural Gas, MMcf	5,520	5,383
Oil and condensate, MBbl	649	641
Natural gas equivalents, MMcfe	9,414	9,229
Average Prices
Natural gas, Mcf (excluding hedging)	$5.00	$5.60
Oil, Bbl (excluding hedging)	$30.86	$30.17
Per Mcfe Data
Average price (including hedging)	$4.95	$4.64
Lease operating	$1.12	$1.16
Production taxes	$0.32	$0.33
Depreciation, depletion and amortization	$1.14	$1.15
General and administrative	$0.43	$0.35
Selected Financial Data
(In thousands, Except Per Share Data)
Total revenues	$46,720	$42,846
Total costs and expenses	$31,022	$30,911
Net income	$9,638	$3,559
Per share, basic and diluted	$0.51	$0.19
Average shares outstanding, basic and diluted	18,753	18,750
Net cash provided by operating activities	$14,302	$15,613
Net cash (used) by investing activities	$(11,508)	$(5,201)
Net cash provided (used) by financing activities	$(40,000)	$377

Operations

In late 2003 Whiting began drilling operations on the Egly 11-20 in Billings County, North Dakota. This well targeted gas reserves in the Red River formation lying beneath the current producing reservoirs in the Big Stick Madison Unit (BSMU). Since completion of the well on March 28th, production has been ranging between 2.5 and 3 MMcf of gas per day with 50 to 80 barrels of condensate. The success of this well proves up additional Red River opportunities beneath the BSMU.

Optimization of artificial lift equipment, development drilling and several workovers have reversed the decline in production from the Big Stick Madison Unit. Unit production on March 31, 2004 was 2,250 barrels of oil per day (BOPD). In April of 2002, the month prior to Whiting taking over operations, the average production was 1,690 BOPD. In the second quarter of 2004 a workover program is planned to squeeze off water productive zones in the Mission Canyon reservoir and add additional pay in several wells. This work is expected to increase production from the unit and provide information to assist in planning additional development.

Operating Expenses

Whiting’s lease operating expenses declined from $1.16 per Mcfe in the first quarter of 2003 to $1.12 in the first quarter of 2004. In 2003, the Company was continuing an extensive repair and replacement program on wells acquired during the 2002 year. These procedures ended in late 2003 causing first quarter 2004 lease operating expense to decline. Whiting is confirming its 2004 guidance for lease operating cost to range from $1.08 to $1.12 per Mcfe. Production tax expense generally fluctuates as a percentage of oil and natural gas revenues. The percentage was virtually unchanged between periods at slightly above 6% of oil and natural gas revenues. General and administrative (G&A) costs were consistent with expectations but higher from the prior year first quarter due primarily to the increased costs of functioning as a public company. Whiting is confirming its guidance for G&A expense to range from $0.36 to $0.39 per Mcfe for the 2004 year.

2004 Development Spending, Capital Resources and Liquidity

Whiting spent $11.9 million on activities centered on increasing production. This is a 120% increase over the $5.4 million spent in the first quarter of 2003. Last year’s capital expenditure program was reduced at the request of Whiting’s former parent company in preparation for the IPO of Whiting. Whiting has significant control of its proved undeveloped drilling inventory and expects future production, reserve and financial growth to come from development of these properties.

Whiting’s 2004 capital expenditure budget for development activities of $68 million will be split approximately 48% for development of proved reserves and 52% to drill exploration prospects and develop currently unproven properties. Acquisitions made by Whiting in 2004 would be in addition to the development budget.

At March 31, 2004, Whiting had cash and cash equivalents of $16.4 million and working capital of $28.4 million. Total stockholders’ equity was $271.3 million.

Conference Call Time and Instructions

A conference call with investors, analysts and other interested parties is scheduled for 8:00 a.m. MDT (9:00 a.m. CDT, 10:00 a.m. EDT) on Monday, April 26, 2004 to discuss 2004 first quarter financial and operating results. You are invited to listen in by calling (800) 847-4038. Access to a live Internet broadcast will be available at http://www.whiting.com. A replay will be available from Thursday, April 27 through Sunday, May 2, 2004. You may access this replay at (800) 642-1687 or (706) 645-9291 and entering the pass code #6806896. You may also access a web archive at http://www.whiting.com.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. In a September 2003 study by Oil & Gas Journal, Whiting, based on total assets, would be listed as the 54th largest exploration and production company with operations in the U.S. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the Company’s future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: declines in oil or natural gas prices; our level of success in exploitation, exploration, development and production activities; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including our ability to realize cost savings from the pending merger with Equity Oil Company; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and natural gas operations; our inability to access oil and natural gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and natural gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit facility; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and natural gas industry; and risks arising out of our hedging transactions. The Company assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

Information Regarding Proposed Acquisition of Equity Oil

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Equity by Whiting. In connection with the proposed transaction, Whiting filed a registration statement on Form S-4 (Reg. No 333-113717), including a preliminary proxy statement/prospectus, with the SEC on March 18, 2004. Shareholders of Equity are encouraged to read the definitive proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. After these documents are filed with the SEC, investors and security holders will be able to obtain them free of charge at the SEC’s website, www.sec.gov, or by requesting them from Whiting Petroleum Corporation, Attn: Corporate Secretary, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 or from Equity Oil Company, Attn.: Corporate Secretary, 10 West Broadway, Suite 806, Salt Lake City, Utah 84110-0959.

Whiting and Equity and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Whiting’s and Equity’s directors and executive officers and information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement/prospectus, the Annual Report on Form 10-K filed by Equity for its fiscal year ended December 31, 2003 and other relevant materials to be filed with the SEC when they become available.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s First Quarter 2004 Form 10-Q, which will be filed with the Securities and Exchange Commission.

Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$16,379	$53,585
Accounts receivable trade	25,785	24,020
Prepaid expenses and other	5,003	2,666

Total current assets	47,167	80,271

Oil and gas properties, successful efforts method:
Proved properties	626,283	615,764
Unproved properties	2,031	1,637
Other property and equipment	2,856	2,684

Total property and equipment	631,170	620,085
Less accumulated depreciation, depletion
and amortization	(203,143)	(192,794)

Property and equipment, net	428,027	427,291

Deferred income tax asset	11,390	18,735
Other long-term assets	11,967	9,988

Total	$498,551	$536,285

Liabilities and Stockholders' Equity
Accounts payable	$11,072	$15,918
Oil and gas sales payables	2,606	2,406
Accrued employee benefits	1,673	5,275
Production taxes payable	2,550	2,574
Income taxes and other liabilities	227	693
Derivative liability	650	2,145

Total current liabilities	18,778	29,011

Long-term debt	148,055	188,017
Tax sharing liability	29,390	28,790
Production participation plan liability	7,678	7,868
Abandonment liability	23,326	23,021
Stockholders' Equity:
Common stock	19	19
Additional paid-in capital	172,307	170,367
Accumulated other comprehensive income (loss)	1,820	(223)
Deferred compensation	(1,875)	--
Retained earnings	99,053	89,415

Total stockholders' equity	271,324	259,578

Total	$498,551	$536,285

Consolidated Income Statements
(In Thousands, Except for Per Share Data)
(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Oil and gas sales	$47,636	$49,483
Loss on oil and gas hedging activities	(1,015)	(6,658)
Interest income	99	21

Total revenues	46,720	42,846

Costs and Expenses:
Lease operations	10,549	10,714
Production taxes	3,006	3,020
Depreciation, depletion and amortization	10,729	10,599
Exploration	418	163
General and administrative	4,001	3,189
Interest expense	2,319	3,226

Total costs and expenses	31,022	30,911

Income before income taxes and cumulative change
in accounting principle	15,698	11,935
Current income tax expense	--	650
Deferred income tax expense	6,060	3,821

Income from continuing operations	9,638	7,464
Cumulative change in accounting principle	--	(3,905)

Net income	$9,638	$3,559

Earnings per share from continuing operations,
basic and diluted	$0.51	$0.40
Cumulative change in accounting principle	--	(0.21)

Net income per common share,
basic and diluted	$0.51	$0.19

Weighted average shares outstanding,
basic and diluted	18,753	18,750

Appendix A
Current Hedges

Hedging Transactions	Period	Monthly Volume (MMBtu)/(Bbl)	Floor/Ceiling
Natural Gas	July - Sep. 2004	400,000	$4.50/$8.35
Natural Gas	Oct. - Dec. 2004	400,000	$4.50/$9.40
Crude Oil	Apr. - June 2004	50,000	$28.00/$35.40
Crude Oil	Apr. - June 2004	50,000	$28.00/$37.94
Crude Oil	July - Sep. 2004	50,000	$28.00/$35.37
Crude Oil	July - Sep. 2004	50,000	$30.00/$38.78

Long-Term Contracts	Period	Gas (MMBtu/Month)	2004 Fixed Price
Natural Gas	Jan. 2002 - Dec. 2011	51,000	$4.22
Natural Gas	Jan. 2002 - Dec. 2012	60,000	$3.74

Summary

Hedges and Contracts Period	Hedged and Contracted (MMBtu)/(Bbl) per Month	As a percentage of 2003 Average Monthly Production (Gas/Oil)
April - June 2004	111,000 / 100,000	6.1% / 46.3%
July - September 2004	511,000 / 100,000	28.4% / 46.3%
October - December 2004	511,000 / -	28.4% / -
2005 and Thereafter	111,000 / -	6.1% / -

Appendix B
Reconciliation of Net Income to Discretionary Cash Flow

	Three Months Ended March 31,
	2004	2003
Net income	$9,638	$3,559
Depreciation, depletion and amortization	10,729	10,599
Deferred taxes	6,060	3,821
Non-cash interest:
Accretion of tax sharing arrangement	600	--
Amortization of debt issue costs	282	300
Exploration	418	163
Cumulative change in accounting principle	--	3,905

Discretionary cash flow	$27,727	$22,347